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FORM 5
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/ / Check box if no                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
    Instruction 1(b)                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

/ / Form 3 Holdings
    Reported

/ / Form 4 Transactions
    Reported

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1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                                                                                 Issuer (Check all applicable)
                                                                                                  X  Director         10% Owner
                                                                                                 ----              ---
MILLER             EUGENE            A.          DTE Energy Company (DTE)                            Officer (give    Other (Specify
                                                                                                 ----        title ---       below)
                                                                                                             below)
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  (Last)          (First)          (Middle)   3. IRS Identification      4. Statement for     7. Individual or Joint/Group Filing
                                                 Number of Reporting        Month/Year           (Check applicable line)
COMERICA INCORPORATED                            Person, if an Entity                             X   Form filed by One Reporting
P.O. BOX 75000.                                  (Voluntary)                                     ---- Person
                                                                            12/2001                   Form Filed by More Than One
-------------------------------------------                              -------------------     ---- Reporting Person
                 (Street)                                                5. If Amendment,
DETROIT            MI            48275-3382                                 Date of Original
-------------------------------------------                                 (Month/Year)
  (City)         (State)              (Zip)
              USA
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                               2,400.00           D
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Phantom Stock              1-for-1      12/31/2001       A      172.69         Immed.  (1)    Common Stock  172.6         (1)
                                        (1)
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Phantom Stock              1-for-1      12/31/2001       A      939.04         Immed.  (2)    Common Stock  939.04        (2)
                                        (2)
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Stock Option               $45.92       6/27/2001        A      1,000.00        (3) 6/26/2011 Common Stock  1,000.00
(right to buy)
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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                               D
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6859.60                        D
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1,000.00                       D
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Explanation of Responses:

  1. The phantom stock was accrued under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors on
     various dates during 2001 at prices ranging from $42.7250 to $44.405 and is to be settled in cash or DTE Energy Common Stock upon the reporting person's retirement from the Board.

  2. Phantom stock acquired by reporting person as deferral of fees under DTE Energy Company Plan for Deferring the Payment of
     Directors' Fees on various dates ruing 2001 at prices ranging from $35.6450 to $44.405 which is to be settled in cash on a date selected by reporting person as provided under the Plan.

  3. The options fully vest on 6/27/02.




                                                                                           /s/ Susan M. Beale               2/14/02
                                                                                           -------------------------------  -------
                                                                                           **Signature of Reporting Person   Date
                                                                                             Attorney-in-fact

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.

                               POWER OF ATTORNEY

STATE OF MICHIGAN }
                  } SS
COUNTY OF WAYNE   }

                  KNOW ALL BY THESE PRESENTS that I, Eugene A. Miller, do hereby constitute and appoint Susan M. Beale and Eric H. Peterson and each of them, my true and lawful Attorneys-in-Fact with full power of substitution to execute and file on my behalf with the Securities and Exchange Commission any and all reports, including without limiting the generality of the foregoing, reports on Securities and Exchange Commission Forms 4 and 5 and 144, that may be required or advisable in connection with my holdings in and transactions related to securities of DTE Energy Company.

                  This Power of Attorney is effective for the period July 1, 2001, through and including July 1, 2002.

                  IN WITNESS THEREOF, I have hereto set my hand this 25th day of June, 2001.


                                        /s/ EUGENE A. MILLER
                                        --------------------------------------
                                        Eugene A. Miller


Witnesses:

/s/ SUSAN E. RISKE
-----------------------------
Susan E. Riske


/s/ JANET A. SCULLEN
-----------------------------
Janet A. Scullen


STATE OF MICHIGAN }
                  } SS
COUNTY OF WAYNE   }


On this 25th day of June, 2001, before me personally appeared Gerard M. Anderson to me known to be the person described who executed the foregoing Power of Attorney.


                                        Subscribed and sworn to before me
                                        the 25th day of June, 2001

                                        /s/ SANDRA L. BAMBERG
                                        --------------------------------------
                                        Sandra L. Bamberg
                                        Notary Public - Wayne County
                                        My Commission Expires: 1-11-04